                                                                       EXHIBIT 1

                                VOTING AGREEMENT

         VOTING AGREEMENT, dated as of May 14, 2000 (this "Agreement"), by the executive officers identified on Schedule A hereto (each, a "Stockholder" and collectively, the "Stockholders") of The Pioneer Group, Inc., a company organized under the laws of the state of Delaware (the "Company"), to and for the benefit of UniCredito Italiano S.p.A, a company organized under the laws of the Republic of Italy ("Parent").

         WHEREAS, as of the date hereof, each of the Stockholders owns of record and beneficially or has the power to vote the number of shares of the Company's common stock, par value $.10 per share (the "COMPANY COMMON STOCK"), set forth opposite such Stockholder's name on SCHEDULE A hereto (such shares, together with any shares of Company Common Stock acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the "SHARES")

         WHEREAS, concurrently with the execution of this Agreement, Parent and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"; capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement), pursuant to which, upon the terms and subject to the conditions thereof, a wholly owned subsidiary of Parent (the "Purchaser") will be merged with and into the Company (the "MERGER"); and

         WHEREAS, as a condition to the willingness of Parent and the Company to enter into the Merger Agreement, Parent has requested the Stockholders to agree, and in order to induce Parent to enter into the Merger Agreement, the Stockholders are willing to agree to vote in favor of adopting the Merger Agreement and approving the Merger, upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

         Section 1. VOTING OF SHARES. Until the termination of this Agreement in accordance with the terms hereof, each Stockholder hereby agrees that, at the Company Stockholders' Meeting or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, each Stockholder will vote all of his Shares that such Stockholder is entitled to vote at such meeting or action (a) in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (b) against any action or agreement that Parent has advised the Stockholder would result in a breach of any covenant, representation or warranty or and other obligation or agreement of the Company under the Merger Agreement (subject to the Company's rights under Section 5.5 of the Merger Agreement) and (c) in favor of any other matter necessary to consummate the transactions contemplated by the Merger Agreement that is subject to approval of the Stockholders. Except as set forth in clauses
(a), (b) and (c) of the immediately preceding


                                      -1-
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sentence, the Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the Stockholders of the Company. In addition, each Stockholder agrees that he/she will, upon request by Parent, furnish written confirmation, in form and substance reasonably acceptable to Parent, of such Stockholder's vote in favor of the Merger Agreement and the Merger. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

         Section 2. PROXY. Each Stockholder, by this Agreement, does hereby constitute and appoint Messrs. Pietro Modiano and Fabio Innocenzi, and each of them acting individually, or any nominee of either of such individuals, with full power of substitution, as such Stockholder's irrevocable proxy and attorney-in-fact to vote the Shares as indicated in SECTION 1 in the event such Stockholder fails to comply with his obligations under such section. Each Stockholder intends this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by him with respect his Shares.

         Section 3. TRANSFER OF SHARES. Each Stockholder severally and not jointly represents and warrants that he/she has no present intention of taking action to, prior to the termination of this Agreement in accordance with the terms hereof, directly or indirectly, (a) to sell, assign, transfer, pledge, encumber or otherwise dispose of any of the Shares, (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of law) or other disposition of any Shares.

         Section 4. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Each Stockholder severally and not jointly hereby represents and warrants to Parent with respect to himself and the ownership of his Shares as follows:

                  (a) Such Stockholder has all legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                  (b) Such Stockholder is the record or beneficial owner of, or has the power to vote, his Shares and, if such Stockholder is the beneficial owner of such Shares, he owns such Shares free and clear of any liens, claims, charges, encumbrances or voting agreements and commitments of every kind, other than this Agreement, except as set forth in the Merger Agreement or the Disclosure Schedules.

                  (c) This Agreement has been duly executed and delivered by such Stockholder.

                  (d) This Agreement constitutes the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar requirements of law affecting the enforcement of creditor's rights generally and by general principles of equity.

         Section 5. NO SOLICITATION. No Stockholder shall take, directly or indirectly, (nor shall a Stockholder authorize or permit his representatives, or to the extent within the Stockholder's control, his affiliates to take) any action to (i) encourage (including by way of furnishing nonpublic information), solicit, initiate or facilitate any Acquisition Proposal, (ii) enter into any letter of intent, term sheet or other agreement with respect to any Acquisition Proposal or (iii) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; PROVIDED, HOWEVER, that nothing in this Section 5 shall prevent the Stockholder, in his capacity as a director or executive officer of the Company, from engaging in any activity permitted pursuant to Section 5.5 of the Merger Agreement. The Stockholder shall immediately cease and cause to be terminated all discussions or negotiations commenced prior to the date hereof with respect to any Acquisition Proposal. From and after the date of the execution of this Agreement, the Stockholder will as promptly as practicable communicate to Parent orally and in writing any inquiry received by him relating to any Acquisition Proposal and the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that he may receive in respect of any such negotiations or discussions being sought to be initiated with the Company. The Stockholder shall (i) keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing and
(ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any Third Party in connection with any Acquisition Proposal. In addition, each of the Stockholders of the Company agrees that he will not enter into any employment, consulting or similar arrangement (or participate in any negotiations or discussions concerning such arrangements) with any person that has made an Acquisition Proposal (other than Parent or its affiliates) prior to termination of this Agreement in accordance with its terms.

         Section 6. TERMINATION. This Agreement shall terminate upon the earlier to occur of (i) the Effective Time or (ii) the termination of the Merger Agreement in accordance with the terms thereof; PROVIDED that the provisions of
Section 7 of this Agreement shall survive any termination of this Agreement; and PROVIDED FURTHER that no such termination shall relieve any party of liability for a breach hereof prior to termination.

         Section 7. SPECIFIC PERFORMANCE. The Stockholders acknowledge that Parent believes that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties may be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         Section 8. MISCELLANEOUS.

                  (a) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly made or given upon receipt) by delivery in person, by facsimile, by courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance herewith):



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

        IF TO PARENT:

        UniCredito Italiano S.p.A.
                                  Piazza Cordusio
                                  Milano, Italy

        Attention:                Pietro Modiano, Head of Finance
        Telecopy No.:             (011) (3902) 876-309

        and                       EuroPlus SGR S.p.A.
                                  Via Turati
                                  Milano, Italy

        Attention:                Fabio Innocenzi, Chief Executive Officer,
                                         EuroPluc SGR S.p.A.
        Telecopy No.:             (011) (3902) 623-8309

        with copies to:            Shearman & Sterling
                                   801 Pennsylvania Avenue, N.W.
                                   Washington, D.C.  20004

        Attention:                Barry P. Barbash, Esq.
        Telecopy No.:             (202) 508-8100

        and                       NCTM-Negri-Clementi, Toffoletto, Montironi &
                                             Soci Studio Legale Associato
                                  Via Monte Napoleone, 12
                                  20121 Milan, Italy

        Attention:                Avv. Pietro Caliceti
        Telecopy No.:             (011) (3902) 783-091

        IF TO THE STOCKHOLDERS:

                                  c/o The Pioneer Group, Inc.
                                  60 State Street
                                  Boston, Massachusetts  02109
                                  Attention: Robert P. Nault, Esq.
                                  Telecopy No.: (617) 422-4293

        with a copy to:              Hale and Dorr LLP
                                     60 State Street
                                     Boston, MA  02109
        Attention:                   Joseph P. Barri, Esq.
        Telecopy No.:                (617) 526-5000



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

                  (b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

                  (c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

                  (d) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, PROVIDED that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement (except as set forth herein) without the prior written consent of the other parties hereto.

                  (e) This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the courts of the State of Delaware and the United States District Court for the State of Delaware.

                  (f) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.



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


         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

                               STOCKHOLDERS:


                               /s/ John F. Cogan, Jr.
                               ------------------------
                               John F. Cogan, Jr.

                               /s/ David D. Tripple
                               ------------------------
                               David  D. Tripple

                               /s/ Eric W. Reckard
                               ------------------------
                               Eric W. Reckard

                               /s/ Robert P. Nault
                               ------------------------
                               Robert P. Nault


AGREED AND ACKNOWLEDGED:

UNICREDITO ITALIANO S.p.A

BY:   /s/ [signature appears here]
   -----------------------------------
NAME:
TITLE:

                                   SCHEDULE A

                                  STOCKHOLDERS



                                                                   Number of Shares of Company Common
                                                                        Stock Owned of Record and
      Name of Stockholder                     Address                         Beneficially
-------------------------------   ------------------------------   ----------------------------------
   1.  John F. Cogan, Jr.           c/o The Pioneer Group, Inc.                 3,826,002
                                    60 State Street
                                    Boston, MA

   2.  David D. Tripple             c/o The Pioneer Group, Inc.                   461,485
                                    60 State Street
                                    Boston, MA

   3.  Eric W. Reckard              c/o The Pioneer Group, Inc.                   108,419
                                    60 State Street
                                    Boston, MA

   4.  Robert P. Nault              c/o The Pioneer Group, Inc.                    99,969
                                    60 State Street
                                    Boston, MA